EXHIBIT 99.1
ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact:	Victor M. Perez, CFO Allis-Chalmers Energy 713-369-0550
FOR IMMEDIATE RELEASE
Lisa Elliott, Sr. VP DRG&E/ 713-529-6600
ALLIS-CHALMERS ENERGY TO ACQUIRE
OIL & GAS RENTAL SERVICES
HOUSTON, TEXAS, October 26, 2006 — Allis-Chalmers Energy Inc. (AMEX: ALY) today announced that it has entered into a definitive agreement to purchase substantially all the assets of Oil & Gas Rental Services, Inc., a Louisiana based corporation that provides rental tools to both offshore and onshore exploration and production companies. The consideration for the acquisition of the assets will consist of cash in the amount of $291 million and 3.2 million shares of Allis-Chalmers’ common stock, subject to post-closing working capital adjustments. The transaction is expected to close prior to the end of 2006.
Established approximately 40 years ago, Oil & Gas Rental Services’ has an extensive inventory of premium rental equipment, including premium drill pipe, spiral heavy weight drill pipe, tubing work strings, blow-out preventers, choke manifolds and various valves and handling tools for oil and natural gas drilling. With facilities in Morgan City, Louisiana and Victoria, Texas, Oil & Gas Rental Services provides rental equipment worldwide, including internationally in Malaysia, Colombia, Russia, Mexico and Canada. Based on unaudited, internal financial statements, during the ten months ended August 31, 2006, Oil & Gas Rental Services generated aggregate revenues of $54.1million, income before income taxes of $34.8 million and EBITDA of $40.2 million. EBITDA is a non-GAAP item, and additional information and discussion regarding EBITDA is provided later in this release.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer stated, “We are extremely excited about this acquisition. I have known Burt Adams for approximately nine years and have always thought that Oil & Gas Rental Services is the premiere rental company in the world with the most solid management. It fits our operating philosophy of balance like a glove. Approximately 65% of Oil & Gas Rental Services’ revenues is derived from offshore projects or deep land wells. These operations require heavy capital expenditures and are the least likely to have rigs laid down if natural gas or crude oil prices soften. The acquisition definitely improves our offshore presence. We estimate that current capacity utilization is at approximately 30% and with the integration of our current rental operations the combined utilization of our equipment can increase to over 40% and substantially increase the individual margin contributions of our existing operations and Oil & Gas Rental Services’ operations. The combined rental segment, if the rig count remains at the same average as calendar 2006, could contribute EBITDA in excess of $100 million in fiscal 2007, once again balancing rental EBITDA with our service segment. Oil & Gas Rental Services has a reputation for the highest quality of equipment and service to its customers. I believe that this acquisition will further supplement the excellent reputation of Allis-Chalmers to provide the highest quality of equipment and operators to our E&P customers.”
RBC Capital Markets acted as exclusive financial advisor to Allis-Chalmers. Simmons & Company International advised Oil & Gas Rental Services.
About Allis-Chalmers
Allis-Chalmers Energy, Inc., is Houston based multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, throughout the United States, including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, the Gulf of Mexico, and internationally primarily in Argentina and Mexico. We provide directional and horizontal drilling services, rental of specialized tools for onshore and offshore drilling, completion and workover operations, casing and production tubing installation, compressed air drilling services, and workover services with capillary and coiled tubing units. In Argentina, we are a leading provider of drilling, completion, repair and related services. For more information, visit the Company’s website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward- Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in Allis-Chalmers’ other SEC filings and publicly available documents.
REGULATION G RECONCILIATION

Use of EBITDA & Regulation G Reconciliation

This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA accordingly for the purposes of this press release. However, EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, we believe EBITDA is useful to an investor in evaluating our operating performance because:
• it is widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;
• it helps investors to more meaningfully evaluate and compare the results of Allis-Chalmers’ operations from period to period by removing the effect of Allis-Chalmers’ capital structure and asset base from Allis-Chalmers’ operating results; and
• it is used by Allis-Chalmers’ management for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation and to assess compliance in financial ratios, among others.
There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies.
A reconciliation of this financial measure to net income, the most directly comparable GAAP financial measure, is provided in the table below.
Oil & Gas Rental Services
Reconciliation of EBITDA to GAAP Net Income
(in millions)
(unaudited)

10 months ended
August 31, 2006
Net income (loss)	$34.8
Interest expense, net	(0.5)
Income taxes	—
Depreciation and amortization	5.9

EBITDA	$40.2
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